UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

(Amendment No.         )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14A-12

COMARCO, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NOTICE OF POSTPONEMENT OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

NOTICE IS HEREBY GIVEN that the date of the 2012 Annual Meeting of Shareholders (the “Annual Meeting”) of Comarco, Inc., a California corporation (the “Company”), originally scheduled to be held on Thursday, July 19, 2012, at 3:00 p.m. Pacific Time, has been postponed until a new date and time for the Annual Meeting are determined by the Board of Directors of the Company (the “Board”).

The Company is currently contemplating the appointment of a new director who, if appointed, would be nominated for election by the Company’s shareholders at the Annual Meeting. The Company has postponed the Annual Meeting in order to allow the Board sufficient time to adequately consider the potential director appointment and subsequent nomination. The Company will announce the new date and time of the Annual Meeting once a final determination has been made and, if necessary, will file an amended proxy statement and related proxy materials with the Securities and Exchange Commission at that time.

This year, the Company has elected to distribute its proxy materials for the Annual Meeting to most of its shareholders via the Internet under the “notice and access” approach permitted by the rules of the Securities and Exchange Commission. Accordingly, once the Annual Meeting date and time have been finally determined, the Company will mail a “Notice of Internet Availability of Proxy Materials” to its shareholders, containing instructions on how to access the final proxy materials on the Internet and vote shares. Please refer to such notice once it becomes available in order to access our proxy materials and vote your shares.

We thank you for your consideration and support.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Alisha K. Charlton

Alisha K. Charlton
Corporate Secretary

Lake Forest, California

June 8, 2012